FOR IMMEDIATE RELEASE	ROBERT FREIHEIT
Paxton Energy, Inc.
April 19, 2007	2533 North Carson Street, Suite 6232
Carson City, NV 89706
(775) 841-5049 Fax (775) 883-2384

Paxton Energy Shareholders Register

4,621,350 Shares of Common Stock For Sale

Carson City, April 19, 2007 – Paxton Energy, Inc. (PINKSHEETS:PXTE), announced today the effectiveness of a registration statement for the offer and sale of 4,621,350 shares of its common stock by certain of its security holders who had acquired the securities and stock purchase warrants from the company in 2006. The selling security holders may offer and sell such shares initially at $1.25 per share until Paxton’s shares are quoted on the Pink Sheets or the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices as determined by the selling security holder.

Paxton Energy, Inc., is a small oil and gas exploration and production company with a minority working interest in drilling prospects and limited production in the Cooke Ranch area of La Salle County, Texas, and Jefferson County, Texas, all operated by Bayshore Exploration L.L.C.

This communication is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

You may obtain a written prospectus for this offering by contacting Keith McKenzie, Chief Operating Officer of Paxton Energy, Inc., at the address or phone number above.